IDENTIVE GROUP APPOINTS BERNARD C. BAILEY TO ITS BOARD OF DIRECTORS

SANTA ANA, Calif. and ISMANING, Germany, March 9, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that Bernard C. Bailey has been appointed to its Board of Directors, effective immediately. Mr. Bailey is President and Chief Executive Officer, as well as the founder of Paraquis Solutions, LLC, which provides governance, strategy and organizational consulting to companies in the technology, federal government and security industries

“I am very pleased to welcome Bernard to Identive’s board,” said Ayman S. Ashour, Chairman and CEO of Identive Group. “His experience and interests are very relevant to the Company; in particular his extensive background in the security and ID markets, his solid understanding of technology program management in the U.S. government sector, his public company board experience and his commitment to excellence in corporate governance. Bernard brings valuable insight to Identive as we continue to pursue our aim of becoming a signature company in secure identification technologies.”

Commented Mr. Bailey, “I have followed Identive for some time now and am impressed with the market vision of the company and its methodical approach to building revenue, scale and a framework for sustained profit. I look forward to working with the other members of Identive’s board and with management to help leverage the company’s strengths and effectively execute its growth strategy.”

Prior to founding Paraquis in 2006, Mr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc., formerly Viisage Technology, Inc., a developer of advanced technology identity solutions for governments, law enforcement agencies and corporations. Previously he also served as Chief Operating Officer of Art Technology Group, a publicly-traded developer and marketer of e-commerce software solutions that is now part of Oracle Corporation. Prior to that, Mr. Bailey had a 17-year career at IBM, where he served in a variety of finance, sales, marketing and operations positions and held executive roles in the development of IBM Global Services’ systems integration and consulting business lines.

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Mr. Bailey has served on the boards of seven publicly-traded U.S. companies and currently is a director of Analogic Corporation (NASDAQ: ALOG), a leading provider of medical imaging and aviation security technology; Telos Corporation (OTC: TLSRP.PK), a defense security solutions firm; and Spectrum Control, Inc. (NASDAQ: SPEC), a designer and manufacturer of electromagnetic interference (EMI) suppression products. Until its acquisition in January 2011 by ASSA ABLOY (Stockholm: ASSA-B.ST), Mr. Bailey also served as Chairman of the Board of Lasercard Corporation, a provider of secure ID solutions.

A graduate of the United States Naval Academy, Mr. Bailey also holds graduate degrees in engineering and business from the University of California, Berkeley, the University of Southern California and the George Washington University

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

Contacts:
Darby Dye	Annika Oelsner
+1 949 553-4251	+49 89 9595 5220
ddye@identive-group.com	aoelsner@identive-group.com